                  SOFTWARE DEVELOPMENT AND LICENSE AGREEMENT


     This Software Development and License Agreement ("Agreement") is made and effective this 12th day of June 2000, by and between B2Binternet, Inc. ("Buyer") and XML Global Technologies, Inc. ("Developer").

     NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

     1.   Duties and Responsibilities
          ---------------------------

          Developer shall serve as a contractor of Buyer and shall design, develop, and implement applications software (the "Software") according to the functional specifications and related information, if any, attached hereto as Exhibit A and incorporated herein by this reference (the "Specifications") and as more fully set forth in this Agreement. The Software will be designed to work with the Developer's existing GoXML and ExpressXCHG products, but will not include these products. Developer acknowledges that it has been contracted for this specific task, and that it shall report all findings and make all recommendations directly to the management of Buyer. Developer shall deliver a beta version of the Software no later than October 1, 2000. The Software, including all versions in either source code or object code form, shall be delivered to Buyer not later than December 31, 2000.

     2.   Ownership of Software
          ---------------------

          Developer agrees that the development of the Software is "work made for hire" within the meaning of the Copyright Act of 1976, as amended, and that the Software shall be the sole property of Buyer. Developer hereby assigns to Buyer, without further compensation, all of its right, title and interest in and to the Software and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere. Developer will keep and maintain adequate and current written records with respect to the Software (in the form of notes, sketches, drawings and as may otherwise be specified by Buyer), which records shall be available to and remain the sole property of Buyer at all times. All versions of the Software shall contain Buyer's conspicuous notice of copyright. Developer will assist Buyer in obtaining and enforcing patent, copyright and other forms of legal protection for the Software in any country. Upon request, Developer will sign all applications, assignments, instruments and papers and perform all acts necessary or desired by Buyer to assign the Software fully and completely to Buyer and to enable Buyer, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof.

     3.   Ownership of GoXML and ExpressXCHG
          ----------------------------------

          Buyer agrees that GoXML and Express XCHG are the property of the Developer and do not comprise part of the Software. Developer shall grant to Buyer a license to use GoXML and ExpressXCHG in conjunction with the Software.

     4.   Compensation
          ------------


     Total project cost is as follows:
          goXML license                           $125,000
          ExpressXCHG license                      100,000
          Made to order software development       725,000
                                                  -----------
          Total project cost                      $950,000US

     Payment as follows:

     -    Deposit Upon signing of the Software
          Development Agreement.                  $100,000
          Monthly billing:
          Five (5) progress payments beginning
               July 31, 2000 of $142,000 =        $710,000
          One (1) final payment December 31,
          2000 of $140,000 =                      $140,000
                                                  ---------
                    Total Monthly Billing         $850,000
                                                  ----------
                         Total Project cost       $950,000US

     -    Billing Milestones:
          Buyer has the right to review project
          milestones and progress prior to payment of monthly installments.


          Expense Reimbursement

          Buyer will, on a monthly basis, reimburse Developer for all reasonable out-of-pocket expenses, including, but not limited to, courier, long distance telephone, air fare, lodging, meals and rental of automobiles incurred by Developer during the development of the Software on behalf of Buyer. Developer will seek prior approval for individual disbursements exceeding US$1,000.

     5.   Payment Method
          --------------

          Buyer to wire funds to the Developer as follows or to such account as the Developer may direct from time to time.

     Bank:                    KeyBank
     Address                  101 East Holly
                              Post Office Box 6
                              Bellingham, WA  98227

     Account Name:            XML Global Technologies, Inc.
     U.S. Account Number:     473511008590
     ABA Routing Number       125000574
     Swift Code:              KEY BUS 33
     Attention:               Debby Hoag

     6.   License and Sublicense Rights
          -----------------------------

          Developer grants a license to Buyer to use GoXML (and all upgrades) and ExpressXCHG (and all upgrades) in conjunction with the Software for the Buyer's use only, for a period of four years from June 1, 2000 to May 31, 2004.

          The Buyer may sub-license to Buyer's customers both GoXML and ExpressXCHG in conjunction with the Software. The sub-license fee payable to Developer will be 50% of the standard pricing for GoXML and ExpressXCHG, in effect from time to time.

          The License and Sublicense will include terms consistent with industry standard licensing agreements.

     7.   Exclusive Distribution Rights
          -----------------------------

          For the period June 1, 2000 to May 31, 2004 the Buyer shall have the exclusive rights to distribute Developers products in Korea. Developer will supply products at a 50% discount to its standard pricing in effect from time to time.

     8.   Independent Contractor
          ----------------------

          Developer is acting as an independent contractor with respect to the services provided to Buyer. Neither Developer nor the employees of the Developer performing services for Buyer will be considered employees or agents of Buyer. Buyer will not be responsible for Developer's acts or the acts of Developer's employees while performing services under this Agreement. Nothing contained in this Agreement shall be construed to imply a joint venture, partnership or principal-agent relationship between the parties, and neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party.

     9.   Development Staff-Monitoring
          ----------------------------

          A. Developer will utilize employees and/or contractors capable of designing and implementing the Software to be developed hereunder. All work shall be performed in a professional and workmanlike manner. Developer shall arrange for such employees and/or contractors, if any, to execute and deliver any document or instrument reasonably requested by Buyer to reflect Buyer's ownership of the Software or in connection with any application for patent or copyright.

          B. Buyer shall have the right to reasonably observe and monitor all aspects of the performance by Developer of its obligations hereunder and Developer shall use reasonable efforts to facilitate such observation and monitoring. Information, functions and operations of Developer not directly related to its obligations hereunder shall not be subject to observation and monitoring.

     10.  Change in Specifications
          ------------------------

          Buyer may, in its sole discretion, request that changes be made to the Specifications, or other aspects of the Agreement and tasks associated with this Agreement. If Buyer requests such a change, Developer will use reasonable efforts to implement the requested change at no additional expense to Buyer and without delaying delivery of the Software. In the event that the proposed change will, in the reasonable opinion of Developer, require a delay in delivery of the Software or would result in additional expense to Buyer, then Buyer and Developer shall confer and Buyer shall, in its discretion, elect either to withdraw its proposed change or require Developer to deliver the Software with the proposed change and subject to the delay and/or additional expense.

     11.  Confidentiality
          ---------------

          A. Developer acknowledges that all material and information supplied by Buyer which has or will come into Developer's possession or knowledge of Developer in connection with its performance hereunder, is to be considered Buyer's confidential and proprietary information (the "Confidential Information"). By way of illustration, but not as a limitation, Confidential Information includes the Software, trade secrets, processes, data, know-how, program codes, documentation, flowcharts, algorithms, marketing plans, forecasts, unpublished financial statements, budgets, licenses, prices, costs, and employee and customer lists. Developer's undertakings and obligations under this Section will not apply, however, to any Confidential Information which: (i) is or becomes generally known to the public through no action on Developer's part, (ii) is generally disclosed to third parties by Buyer without restriction on such third parties, or (iii) is approved for release by written authorization of Buyer. Upon termination of this Agreement or at any other time upon request, Developer will promptly deliver to Buyer all notes, memoranda, notebooks, drawings, records, reports, files, documented source codes and other documents (and all copies or reproductions of such materials) in its possession or under its control, whether prepared by Developer or others, which contain Confidential Information. Developer acknowledges that Confidential Information is the sole property of Buyer. Developer agrees that disclosure of such information to, or use by, third parties, either during or after this Agreement, will cause Buyer irreparable damage. Developer agrees to use best efforts to hold Confidential Information in the strictest confidence, not to make use of it other than for the performance of its obligations hereunder, to release it only to the Developer's employees or contractors with a need to know such information and not to release or disclose it to any other party. Developer further agrees not to release such information to any employee or contractor who has not signed a written agreement between Developer and the employee expressly binding the employee not to use or disclose the Confidential Information, except as expressly permitted herein. Buyer shall be listed as a third-party beneficiary of any such agreement. Developer will notify Buyer in writing of any circumstances within its knowledge relating to any unauthorized possession, use, or knowledge of such Confidential Information. At any time, upon request, the Developer will return any such information within its possession to Buyer.

          B. Developer acknowledges that Buyer's purpose in pursuing the development of the Software is to gain a significant competitive advantage over competitors operating without such Software and that such advantage will be jeopardized if such competitors learn of Buyer's negotiations with Developer or the performance by Developer of its obligations hereunder. Accordingly, Developer agrees to keep such negotiations and performance of its obligations hereunder strictly confidential and not to disclose any information to any third party or entity without the prior written permission of Buyer. In no event, shall Developer or any of its employees use Buyer as a reference in marketing Developer's services to any third party or entity without Buyer's prior written permission.

     12.  Warranties, Support and Maintenance
          -----------------------------------

          A. Developer warrants that for a period of twelve months following delivery of the Software, the Software will operate substantially according to the Specifications. In the event of any breach of the warranty in this
Section 12 A, in addition to any other remedy to which Buyer may be entitled, Developer shall take action necessary, at its expense to a maximum of thirty
(30) person days, to cause the Software to operate according to the warranty. At its discretion, Buyer may call upon Developer for support services. The total amount of warranty and support shall not exceed thirty (30) person days.


          B. Developer warrants that the Software will not infringe upon any copyright, patent, trade secret or other intellectual property interest of any third party. Developer will indemnify and hold Buyer harmless from and against all such infringement claims, losses, suits and damages including, but not limited to, attorney's fees and costs, and shall promptly following any bona-fide claim of infringement correct the Software so as not to be infringing, or secure at its own expense the right of Buyer to use the Software without infringement.

          C. Ongoing maintenance after the expire of the warranty and support period shall be the subject of a separate agreement

     13.  Term and Termination
          --------------------

          A. This Agreement shall commence upon the effective date and continue until all of the obligations of the parties have been performed or until earlier terminated as provided herein.

          B. Developer's appointment as consultant pursuant to this Agreement and this Agreement shall terminate upon the occurrence of any of the following events:

               (i) In the event either party defaults in any material obligation owed to the other party pursuant to this Agreement, then this Agreement may be terminated if the default is not cured following at least thirty (30) days' written notice to the defaulting party.

               (ii) Either party is bankrupt or insolvent, or bankruptcy or insolvency proceedings are instituted against a party and the proceeding is not dismissed within sixty (60) days after commencement.

          C.   Section 2, Ownership of Software, and Section 7,
Confidentiality, shall survive the expiration or termination of this Agreement. In the event of early termination due to Developer's default or the death or disability of the individual(s) identified in subsection B.
(iii). above.  Developer agrees to deliver the Software then completed.

     14.  Notices
          -------

          All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by certified or registered mail, postage prepaid, or by commercial overnight delivery service addressed as follows.

          If to Buyer to:

          ____________________
          ____________________
          ____________________
          ____________________

          If to Developer to:

          XML Global Technologies, Inc.
          c/o XML Global Research, Inc.
          Suite 9 - 1818 Cornwall Avenue
          Vancouver, BC
          V6J 1C7

Or to such other address as identified by a party to the other in writing.

     15.  No Waiver
          ---------

          The failure of a party to require strict performance of any provision of this Agreement by the other, or the forbearance to exercise any right or remedy, shall not be construed as a waiver by such party of any such right or remedy or preclude any other or further exercise thereof or the exercise of any other right or remedy.

     16.  Assignment
          ----------

          The rights, duties and privileges of Developer shall not be transferred or assigned by it, in whole or in part, without the prior written consent of Buyer.

     17.  Entire Agreement
          ----------------

          This Agreement constitutes the entire agreement between parties as to the subject matter hereof and supersedes all prior understandings or agreements whether oral or written. This Agreement may be modified only be written instrument signed by the parties hereto.

     18.  Successors
          ----------

          This Agreement shall be binding upon and insure to the benefit of the successors and permitted assigns of the parties hereto.

     19.  Severability
          ------------

          If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

     20.  Governing Law
          -------------

          The terms of this Agreement shall be construed and enforced under the laws of the State of Colorado, USA.

     21.  Headings
          --------

          The headings used in this Agreement are for convenience only and are not to be used in construction or interpretation.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the dates below written.

Agreed and accepted by:

B2B internet, Inc.                      XML Global Technologies, Inc.

By:________________________             By: ________________________
Name: _____________________             Name: ______________________
Title: ____________________             Title: _____________________



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                                   EXHIBIT A
                                  ----------

                        Specifications for the Software